Exhibit 10.16

LYONDELLBASELL INDUSTRIES

2010 LONG-TERM INCENTIVE PLAN

QUALIFIED PERFORMANCE AWARD AGREEMENT

By letter (the “Grant Letter”), effective as of the date specified in the Grant Letter (the “Grant Date”), LyondellBasell Industries N.V. (the “Company”), pursuant to the LyondellBasell Industries 2010 Long-Term Incentive Plan (the “Plan”), has granted to the Participant a number of Stock Units (as defined in the Plan) equal to the Target multiplied by the Earned Percentage (as defined in the LyondellBasell Industries Medium Term Incentive Plan (the “MTI Plan”)) certified for the Performance Cycle, subject to the vesting provisions specified herein (the “Qualified Performance Award”). The applicable Target and Performance Cycle are set forth in the Grant Letter. The Earned Percentage shall be determined pursuant to the MTI Plan based on the Performance Measures specified in the Grant Letter. These grants are all subject to adjustment as provided in the Plan, and the following terms and conditions (the “Award Agreement”):

1. Relationship to Plan and Company Agreements.

This Qualified Performance Award grant is subject to all Plan terms, conditions, provisions and administrative interpretations, if any, adopted by the Committee. Except as defined in this Award Agreement, capitalized terms have the same meanings ascribed to them in the Plan. This Award Agreement is with respect to shares of common stock of LyondellBasell Industries N.V. as required pursuant to the terms of the Company’s long term incentive program as in effect on the Grant Date. The terms of the MTI Plan are applicable only to the extent expressly set forth in the Grant Letter and this Agreement. To the extent that this Award Agreement is intended to satisfy the Company’s obligations under any employment agreement between the Company and the Participant, the Participant agrees and acknowledges that this Award Agreement fulfills the Company’s obligations under the employment agreement, this Award Agreement shall be interpreted and construed to the fullest extent possible consistent with such employment agreement, and in the event of a conflict between the terms of such employment agreement and the terms of this Award Agreement, the terms of this Award Agreement shall control.

2. Vesting Schedule.

(a) The Qualified Performance Award shall fully vest upon the date following the end of the Performance Cycle upon which the Committee certifies the Earned Percentage applicable to the Performance Cycle, provided that the Participant is in continuous employment with a Participating Employer from the Grant Date through such date. The Qualified Performance Award shall be forfeited if the Participant terminates employment prior to vesting.

(b) Notwithstanding paragraph (a), the Participant shall become vested in a pro-rated portion of the Qualified Performance Award upon the earliest of (i) the date the Participant becomes Disabled while employed by a Participating Employer or (ii) the Participant’s Date of Termination due to Retirement, death or involuntary termination not for Cause. The portion of the Qualified Performance Award that shall vest under this paragraph shall be determined pursuant to Section 7(c) of the MTI Plan, applied as though the Qualified Performance Award is an “Award” under the MTI Plan. For purposes of this paragraph, “Disabled,” “Date of Termination,” and “Retirement” shall have the meanings set forth in the MTI Plan.

(c) Notwithstanding paragraph (a), upon a Change of Control, the Earned Percentage shall be calculated by reference to the attainment of Performance Measures as of the close of the last quarter ending on or before the Change of Control, in accordance with the MTI Plan. Following the Change of Control, the Participant shall fully vest in the Qualified Performance Award on the last day of the Performance Cycle, if the Participant is in continuous employment with a Participating Employer from the Grant Date through such date and shall forfeit the Qualified Performance Award if the Participant terminates prior to vesting. Notwithstanding the foregoing, the Participant shall become vested in a pro-rated portion of the Qualified Performance Award upon the earlier to occur of (i) a vesting event under Section 2(b) or (ii) an involuntary termination of employment of the Participant within one year following the Change of Control for any reason other than Cause (including a constructive termination of employment for good reason (as defined in Section 10 of the LTI Plan)). The portion that shall vest shall be determined by multiplying the amount payable (based on the Earned Percentage determined at the time of the Change of Control) by a fraction, the numerator of which shall be the number of whole calendar months of the Participant’s employment in such Performance Cycle ending on the earliest vesting event and the denominator of which shall be the number of whole calendar months in the Performance Cycle. For this purpose, partial service in a calendar month shall be considered service for the whole calendar month.

(d) Notwithstanding the foregoing, vesting under this Section 2 shall be subject to Sections 7(d), 7(e), and 7(f) of the MTI Plan, applied as though the Qualified Performance Award is an “Award” under the MTI Plan.

3. Terms and Conditions.

A Participant shall not be entitled to any payment under Section 5 until the Qualified Performance Award vests under Section 2. No rights related to the Qualified Performance Award may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to the vesting of the Award. The Qualified Performance Award shall be forfeited on the date the Participant’s employment terminates except as otherwise provided in this Award Agreement.

4. Registration of Units.

The Participant’s right to receive Common Stock in settlement of the Qualified Performance Award shall be evidenced by book entry (or by such other manner as the Committee may determine).

5. Settlement.

When the Qualified Performance Award, or a portion thereof, vests under Section 2, the Participant shall become entitled to receive a number of shares of Common Stock equal to the number of Stock Units granted under the Qualified Performance Award that have vested. Subject to Section 13 hereof, such shares of Common Stock shall be paid in a single lump sum payment on March 31 following the end of the Performance Cycle; provided, however, that in the event the Qualified Performance Award vest pursuant to Section 2(c)(ii), the shares of Common Stock shall be paid in a single lump sum payment within sixty (60) days after the Participant’s termination of employment.

6. Dividend Equivalents.

No Dividend Equivalents shall be payable with respect to any of the Stock Units granted under the Qualified Performance Award.

7. Withholding.

No shares of Common Stock shall be delivered to or for a Participant unless the amount of all federal, state and other governmental withholding tax requirements imposed upon the Company for those shares has been remitted to the Company or unless provisions to pay withholding requirements have been made to the Committee’s satisfaction. The Committee may make any provision it deems appropriate to withhold any taxes it determines are required in connection with the Qualified Performance Award. Unless the Participant pays all taxes required to be withheld by the Company or paid in connection with vesting of all or any portion of the Qualified Performance Award by delivering cash to the Company, the Company shall withhold from the Qualified Performance Award grant shares of Common Stock having a Fair Market Value equal to all taxes required to be withheld with respect to the award of the Qualified Performance Award.

8. Expatriate Participants.

Payments of Awards made to expatriate Participants will be, pursuant to the applicable expatriate assignment policy of the Participating Employer, tax normalized based on typical income taxes and social security taxes in the expatriate Participant’s home country relevant to the expatriate Participant’s domestic circumstances.

9. Currency Exchange Rates.

For Participants who are not paid on a U.S. Dollar payroll, the currency exchange rate used to calculate the Target was determined using the published intercompany exchange rate in effect on the first day of the Performance Cycle.

10. No Fractional Shares.

No fractional shares of Common Stock are permitted in connection with this Award Agreement. Any fractional number of Stock Units payable under the Qualified Performance Award shall be rounded up to the nearest whole share of Common Stock. Any shares of Common Stock withheld pursuant to Section 7 shall be rounded to whole shares in the manner determined by the Committee to be appropriate to satisfy the minimum statutory withholding requirements.

11. Successors and Assigns.

This Award Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), but the Participant may not assign any rights or obligations under this Award Agreement except to the extent and in the manner expressly permitted.

12. No Guaranteed Employment.

No provision of this Award Agreement shall confer any right to continued Employment.

13. Section 409A.

It is intended that the provisions of this Award Agreement satisfy the requirements of Section 409A of the Code and the accompanying U.S. Treasury Regulations and pronouncements thereunder, and that the Award Agreement be operated in a manner consistent with such requirements to the extent applicable.

For purposes of Section 409A of the Code, (i) if the Participant vested pursuant to Section 2(b) or 2(c), other than under clause (ii) of Section 2(c), the time of settlement under Section 5 constitutes a specified time within the meaning of Section 1.409A-3(a)(4) of the Treasury Regulations and (ii) if the Participant vested pursuant to Section 2(a) or 2(c)(ii), the time of settlement under Section 5 is within the short-term deferral period described in Section 1.409A-1(b)(4) of the Treasury Regulations.

If the Participant is a U.S. taxpayer and is treated as a “specified employee” within the meaning of Section 409A as of the date of the Participant’s termination, then any transfer of shares payable upon the Participant’s “separation from service” within the meaning of Section 409A which are subject to the provisions of Section 409A and are not otherwise excluded under Section 409A and would otherwise be payable during the first six-month period following such separation from service shall be paid on the fifteenth business day next following the earlier of (1) the expiration of six months from the date of the Participant’s termination or (2) the Participant’s death.

14. Section 162(m).

The Qualified Performance Award is intended to qualify as qualified performance-based compensation under Section 162(m) of the Code.

LYONDELLBASELL INDUSTRIES N.V.